News Release

FOR IMMEDIATE RELEASE

DATE:  March 16, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Bank Completes Holding Company Reorganization and Acquisition of Farnsworth Bancorp, Inc.

Mt Laurel, NJ- Sterling Bank (NASDAQ: STNJ) today announced the completion of its reorganization into a holding company structure and the simultaneous completion of the acquisition of Farnsworth Bancorp, Inc. and its subsidiary, Peoples Savings Bank. Sterling Banks, Inc. is the new holding company for Sterling Bank, which will acquire all of the operations of Peoples Savings Bank. The combined organizations will operate 11 branches in Burlington and Camden Counties, New Jersey. Effective March 19, 2007, Sterling Banks, Inc. will commence trading on the NASDAQ Capital Market under the ticker symbol STBK.

Robert H. King, President and Chief Executive Officer of Sterling Bank, said, “We are pleased to have concluded these two transforming events for Sterling Bank. It has been a long process since we commenced the effort to form a holding company in April 2006, but we are confident that our new holding company structure and the expansion resulting from the addition of Peoples Savings Bank will improve our operating platform, and serve as a basis for the enhancement of shareholder value as we move forward.”

Shareholders of Sterling Bank will receive one share of common stock of Sterling Banks, Inc. for each share of Sterling Bank that they currently hold. The conversion of shares of Sterling Bank into shares of Sterling Banks, Inc. occurred without the physical exchange of certificates, and certificates formerly representing shares of Sterling Bank are deemed to represent shares of Sterling Banks, Inc. As a result, shareholders of Sterling Bank became shareholders of Sterling Banks, Inc. and have the same number of shares and percentage ownership and the same rights, privileges and interests with respect to Sterling Banks, Inc. that they held in Sterling Bank immediately prior to the reorganization. The holding company reorganization is tax free to all shareholders.

As previously announced, Farnsworth shareholders who made elections to receive common stock of Sterling Banks, Inc., cash, or a combination thereof, will receive the merger consideration they elected. Outstanding shares of Farnsworth common stock that were not subject to a properly-made election will be converted into a combination of Sterling Banks, Inc. stock and cash, with 25.038 % of such shares held by each holder thereof being converted into stock, and 74.961% being converted into cash.

Sterling also announced the appointment of two former Farnsworth directors to the Board of Sterling, as contemplated by the merger agreement between Sterling and Farnsworth. G. Edward Koenig, Jr. and John J. Maley, Jr. were appointed as directors of Sterling effective March 16, 2007. Mr. Koenig is a licensed real estate agent and a long time director (1981) of Farnsworth. He also sits on the Burlington County Military Affairs Committee Executive Board. Mr. Maley, a Certified Public Accountant, is principal of a public accounting firm, and has been a director of Farnsworth since 2004. A. Theodore Eckenhoff, Chairman of the Board of Sterling Bank noted, “We are pleased to add these quality individuals to Sterling’s board and look forward to their assistance regarding the integration of Peoples Savings Bank, and their participation in the ongoing development of Sterling Bank’s, Inc.”

Sterling Bank is a community bank headquartered in Burlington County, New Jersey. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its six other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. Sterling Bank began operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Bank is traded on the NASDAQ Capital Market under the symbol "STNJ". For additional information about Sterling Bank visit our website at .

This news release may contain certain forward-looking statements, such as statements of Sterling Bank's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond Sterling Bank's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of Sterling Bank to effectively manage its growth, and results of regulatory examinations, among other factors. Sterling Bank cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents Sterling Bank files from time to time with the Federal Reserve, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.